Exhibit 10.4

SECOND AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

This SECOND AMENDMENT TO LICENSE AND SUPPLY AGREEMENT (this “Amendment”) is entered into as of May 4, 2015, by and between Nephros, Inc., a Delaware corporation (“Nephros”), and Medica S.p.A. (“Medica”), and sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.           Nephros and Medica are parties to that certain License and Supply Agreement entered into as of April 23, 2012, as amended as of April 10, 2013 (collectively, the “Agreement”), whereby the Parties agreed to an exclusive supply arrangement for the Medica Products and Nephros Products.

B.           The Parties have agreed to make certain amendments to the Agreement relating to the scope of the Territory, certain minimum purchase requirements and royalties on certain Medica Products.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

1.           Territory. Notwithstanding Section 2.5 of the Agreement, the Parties agree that Italy shall be excluded from the Territory for the duration of the Term.

2.           2015 Minimum Purchase Requirement. Section 3.2 of the Agreement is hereby amended to provide that the total minimum amount of purchases by Nephros from Medica for calendar year 2015 shall be €1,000,000.

3.           Individual Water Purifier Royalties. Section 4.2 of the Agreement shall be amended and restated in its entirety, as follows:

“4.2           Royalties. As further consideration for the license and other rights granted to Nephros under this Agreement, for the period beginning on April 23, 2014 through and including December 31, 2022 (the “Royalty Term”), in addition to any payments set forth in this Section 4, Nephros shall pay to Medica a royalty at the rate of 3% of Net Sales, subject to reduction as set forth in Section 5.6. Notwithstanding the foregoing, in the event Nephros sub-licenses to a Third Party its right to market and sell its Individual Water Purifier (also known as HydraGuard) products, then no such royalty shall be owed to Medica solely with respect to Net Sales of such Individual Water Purifier products, and in lieu thereof, Medica shall charge a fee of €2.00 for each unit of Individual Water Purifier product that is Supplied by Medica pursuant to Section 5 of this Agreement.”

4.           Pricing Summary. Notwithstanding anything to the contrary contained in the Agreement, the parties agree that for purposes of Section 5.8 of the Agreement the terms of pricing for supply of Individual Water Purifier (HydraGuard) products shall be as set forth on Schedule B attached hereto.

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5.           No Further Amendment. Except as expressly modified hereby, the Agreement remains in full force and effect. In the event that any provision of this Amendment, or any provision of the Agreement as amended hereby, is or becomes legally ineffective, this shall not affect the validity of the remaining provisions hereof or thereof, and in lieu of the invalid provisions, the Parties shall agree upon a valid provision that approaches best the commercial purposes of the intended provision.

6.           Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile transmission shall be deemed to be original signatures.

7.           Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, each Party has executed this Amendment as of the date first set forth above.

NEPHROS, INC.		MEDICA S.p.A.

By:	/s/ Daron Evans	By:	/s/ Luciano Fecondini
	Daron Evans		Luciano Fecondini
	Chief Executive Officer		Chief Executive Officer

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Schedule B

Medica HydraGuard Pricing Agreement Summary

Medica per filter (ex-works Medolla):

- price includes cost for Medica (DDP-Medolla) for the accessories (straw, flush ports, bite-valve, etc.), assuming current cost of 6 euro

- price includes Medica’s tooling investment paid back with 5 euro overcharge on the first 100k filters

Quantities[1]	Price to Nephros Ex Works Medolla (€)	Fixed price royalty (€)	Investment (€)	Medica (€)	Accessories DDP Medolla (€)[2]
0 to 50k	47	2	5	34	6
50k to 100k (-10%)	43	2	5	30.6	5.4
more than 100k (-15%)	37	2	0	28.9	5.1

Notes:

1.	Quantities are cumulative and are not on yearly bases. Full price to be paid for the first 50k, and decreasing after.

2.	Accessories cost is based on original low volume price of 6 Euro, discounts are estimated using 10% and 15% volume discount, however much larger discounts are possible with large volumes. Medica will adjust the total cost based on the decrease of accessories cost to encourage support in lowering accessories cost. Accessories are currently provided to Medica by Nephros.

Schedule B